                                                                   Exhibit 23(b)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements pertaining to the Alexander Energy Corporation 1993 Stock Option Plan (Form S-8 No. 33-63978) and the 1986 Incentive Stock Option Plan (form S-8 No. 33-20425) of our report dated February 22, 1994, on our audits of the consolidated financial statements of American Natural Energy Corporation and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992, which report is included in the Annual Report on Form 10-K, of Alexander Energy Corporation, for the year ended December 31, 1994.

                                                     COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
March 29, 1995